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Exhibit 10.11
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BCT International, Inc.
Bill Wilkerson/President
3000 N.E. 30th Place
Ft. Lauderdale, FL 33306

Dear Mr. Wilkerson:

AGREEMENT made as of the 1st day of Feb., 1994 be and between BCT International, Inc. ("BCT", "the Company"), having an office for the transaction of business located at 3000 N.E. 30th Place, Ft. Lauderdale, FL 33306 and Barber & Bronson, Inc. ("BBCO"), having an office for the transaction of business located at 2101 West Commercial Blvd., Suite 1500, Fort Lauderdale, FL 33309.

WHEREAS, BCT is a public company and desires to obtain the investment banking, financial and advisory services of BBCO.

WHEREAS, BBCO desires to provide to investment banking, financial and advisory services required by BCT.

WITNESSETH:

NOW, THEREFORE, the parties agree as follows:

1. BBCO is hereby hired and engaged as investment banker and as a financial advisor to BCT as it relates to any and all corporate finance matters or other corporate business that BCT deems appropriate and consistent with standard investment banking and financial advisory relationships. BBCO shall promptly and expeditiously provide competent investment banking and advisory services during the term of this agreement to BCT.

2. The term of this agreement shall be for three (3) years from Feb. 1, 1994. BCT agrees that it will not enter into similar agreements during the term of this agreement without the written consent of BBCO. Either party may cancel this agreement upon 30 days' prior written notice.

3. BCT agrees to pay to BBCO the sum of $3,500.00 per month, commencing on March 1, 1994, the first day of the month thereafter, for the term of this agreement. BCT agrees to pay on a pre-approved basis all expenses such as travel and any other expenses BBCO and BCT deem appropriate for BBCO to provide such services to BCT.

4. In consideration of the services to be rendered by BBCO and the sum of $300.00, BCT hereby grants to grant BBCO five (5) year Warrants (which Warrants may only be assigned to stockholders, officers, and directors of BBCO) to purchase shares of the Company's common stock exercisable on a scaled basis as follows:

4.1. 100,000 Warrants exercisable at $2.00;
4.2. 100,000 Warrants exercisable at $3.00;
4.3. 100,000 Warrants exercisable at $4.00.

The Warrants shall be delivered to: Eric P. Littman, Esquire, 1428 Brickell Avenue, Suite 202, Miami, Florida 33131 and shall be held in escrow by him and released as follows: 25% upon receipt; 25% three months from the date of receipt; 25% six months from the date of receipt and the remaining 25% nine months from the date of receipt. In the event that BBCO goes out of business or this agreement is terminated prior to the delivery of all the warrants out of escrow, the escrow agent shall return to BCT all undistributed warrants
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After the expiration of one year from Feb. 1, 1994, BBCO shall have the right to request two registrations or qualifications of the shares underlying the Warrants with the Securities and Exchange Commission at the sole expense of BCT, so long as BBCO exercises a minimum of 100,000 warrants at each time of request. In such registration(s), BCT may register other shares at its sole discretion.

5. The Company currently has approximately $1,770,000 of Convertible Subordinated Debentures outstanding. BBCO shall use its best efforts to replace the current outstanding Convertible Subordinated Debentures as follows: BBCO, as placement agent for the Company, will use its best efforts to sell, in a Private Placement to Accredited Investors only, investing in units of $25,000 each, up to $2,000,000 of the Company's securities, which securities shall be in the form of a 9%, $1.00 per share Preferred Stock, with such security having (1) a term of 3 years with dividends payable quarterly at the rate of 9% per annum;
(2) a conversion feature such that it is convertible into common stock at the ratio of 1 share of common stock for every 2.25 shares of preferred stock; (3) for each share so converted, an additional warrant to purchase common stock of the Company at a price of at least $3.00 per share; and (4) a provision allowing it to be called by BCT if BCT's common stock trades at a bid price of $3.00 for twenty consecutive trading days. The common stock provided for in the Private Placement shall have piggy-back registration rights; and shall be callable. Pursuant to standard terms which will be agreed upon by the Company and BBCO. BBCO shall be entitled to a 5% placement fee and to be reimbursed for all its expenses for the Private Placement. The Company shall be responsible for the costs of the Private Placement, including all legal fees of it and BBCO. The proceeds from the Private Placement will be used to retire the outstanding Convertible Subordinated Debentures and, if any funds remain, the remainder of the funds shall be used for working capital. The Company shall have the right to place its own investors in the Private Placement and BBCO shall not be entitled to a placement fee for investors which are not BBCO clients.

In the event that $2,000,000 is not raised in the Private Placement, BBCO agrees to act as the placement agent in a regulation D private placement upon terms to be agreed upon with BCT.

During the term of this agreement with respect to other public offering(s), and/or private placements, underwriters compensation will be determined on a deal by deal basis and BBCO reserves the right to participate in the underwriting group.

6. If BBCO initiates or introduces a merger or acquisition for BCT that BCT accepts and completes, BBCO shall be entitled to receive and BCT agrees to pay BBCO in cash and/or non-cash consideration (at BBCO's option) upon the successful completion, a fee of:

5% of the first $3,000,000 of the consideration paid in the Transaction; 4% of the consideration in excess of $3,000,000 and up to $4,000,000;
3% of the consideration in excess of $4,000,000 and up to $5,000,000;
2% of the consideration in excess of $5,000,000;

In an instance where BBCO raises capital for BCT to complete an acquisition or merger, compensation will be determined on a deal to deal basis. In the event of prospective financing, merger or acquisition transactions both BCT and BBCO will enter into standard Investment Banking Engagement Agreements pertaining to those specific transactions as subsequently negotiated between the parties.
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7.  BBCO and BCT shall comply with all applicable laws, including without limitation, the rules and regulations of the National Association of Securities Dealers, Inc.

8. BCT agrees to indemnify and hold BBCO and its associates harmless from and against all losses, claims damages, liabilities, costs and expenses arising out of statements or claims made by any officer or director of BCT or any statement or claim made by others authorized in writing on their behalf. This indemnification shall survive the term of this agreement until expiration of all applicable statutes of limitations.

9. BBCO agrees to indemnify and hold BCT and its associates harmless from and against all losses, claims damages, liabilities, costs and expenses arising out of acts, statements or claims made by any salesman, officer or director of BBCO or any statements or claims made by authorized others in its behalf. This indemnification shall survive the term of this agreement until expiration of all applicable statutes of limitations.

10. This agreement shall be construed and enforced according to the laws of Florida and shall be binding upon each of the parties hereto and their respective successors, assignees and designees; provided, however, that no party hereto shall assign its rights or delegate its duties hereunder without the prior written consent of the other party.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

BCT International, Inc.

By:  Bill Wilkerson
CEO

Barber & Bronson, Inc.

By:  Steven N. Bronson
President